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                                                                      EXHIBIT 12

               THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                       RESTATED
                                                       -----------------------------------------------------------------------
(Dollars in millions)                                  6 MONTHS
                                                         ENDED                          TWELVE MONTHS ENDED
                                                        JUNE 30,                            DECEMBER 31,
                                                       ---------    -----------------------------------------------------------
                                                          2003         2002        2001         2000        1999        1998
                                                       ---------    ---------    ---------    ---------   ---------   ---------
EARNINGS
Income (loss) from continuing operations before
  income taxes                                         $  (204.5)   $   (13.7)   $  (337.9)   $    77.1   $   276.7   $   868.6

Add:

Amortization of previously capitalized interest              5.5         10.2          9.9          9.8        11.0        10.7
Minority interest in net income of consolidated
  subsidiaries with fixed charges                           21.7         57.4         27.4         44.6        42.6        32.8
Proportionate share of fixed charges of investees
  accounted for by the equity method                         3.3          4.7          4.1          5.8         5.5         4.8
Proportionate share of net loss of investees
  accounted for by the equity method                         7.5         16.1         42.9         28.0         0.3         0.3
                                                       ---------    ---------    ---------    ---------   ---------   ---------
             Total additions                                38.0         88.4         84.3         88.2        59.4        48.6

Deduct:

Capitalized interest                                         4.5          7.2          1.7         11.9        18.1         5.9
Minority interest in net loss of consolidated
  subsidiaries                                               0.4          5.2         15.0          8.3         4.2         2.9
Undistributed proportionate share of net income of
  investees accounted for by the equity method               0.4          1.3          0.2          2.9         1.8           -
                                                       ---------    ---------    ---------    ---------   ---------   ---------
             Total deductions                                5.3         13.7         16.9         23.1        24.1         8.8

TOTAL EARNINGS                                         $  (171.8)   $    61.0    $  (270.5)   $   142.2   $   312.0   $   908.4
                                                       =========    =========    =========    =========   =========   =========

FIXED CHARGES
Interest expense                                       $   140.8    $   241.7    $   297.1    $   282.8   $   173.1   $   148.5
Capitalized interest                                         4.5          7.2          1.7         11.9        18.1         5.9
Amortization of debt discount, premium or expense           14.9          8.8          6.0          1.5         0.7         1.2
Interest portion of rental expense                          44.2         76.7         74.1         73.5        62.1        57.7
Proportionate share of fixed charges of investees
  accounted for by the equity method                         3.3          4.7          4.1          5.8         5.5         4.8
                                                       ---------    ---------    ---------    ---------   ---------   ---------

TOTAL FIXED CHARGES                                    $   207.7    $   339.1    $   383.0    $   375.5   $   259.5   $   218.1
                                                       =========    =========    =========    =========   =========   =========

TOTAL EARNINGS BEFORE FIXED CHARGES                    $    35.9    $   400.1    $   112.5    $   517.7   $   571.5   $ 1,126.5
                                                       =========    =========    =========    =========   =========   =========

RATIO OF EARNINGS TO FIXED CHARGES                             *         1.18           **         1.38        2.20        5.17
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*     Earnings for the six months ended June 30, 2003 were inadequate to cover fixed charges. The coverage deficiency was $171.8 million (as restated).

**    Earnings for the year ended December 31, 2001 were inadequate to cover fixed charges. The coverage deficiency was $270.5 million.